Exhibit 2.5

Final Form

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is delivered as of [●], 20__, by and among Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), and AquaMed Technologies, Inc., a Delaware corporation (“AquaMed”). Alliqua and AquaMed are each individually referred to herein as a “Party”, and collectively referred to herein as the “Parties”.

Statement of Facts

I.           The Parties, have entered into that certain Asset Contribution and Separation Agreement, dated of even date herewith (the “Contribution Agreement”), pursuant to which Alliqua has agreed to contribute, transfer, convey and issue to AquaMed the Contributed Alliqua Assets, and AquaMed has agreed to receive the Contributed Alliqua Assets and assume the Assumed Alliqua Liabilities, subject to the terms and conditions of the Contribution Agreement.

II.          Pursuant to the terms of the Contribution Agreement, Alliqua desires contribute, transfer, convey and issue to AquaMed the Contributed Alliqua Assets, as set forth below.

III.         Pursuant to the terms of the Contribution Agreement, Alliqua desires to assign to AquaMed, and AquaMed desires to assume, the Assumed Alliqua Liabilities, as set forth below.

IV.         Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Contribution Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1.          Conveyance. Alliqua hereby contributes, transfers, conveys and issues to AquaMed Alliqua’s entire right, title and interest in and to the Contributed Alliqua Assets.

2.          Further Actions. Alliqua covenants and agrees to warrant and defend the contribution, transfer, conveyance and issuance of the Contributed Alliqua Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of AquaMed’s good and marketable title to the Contributed Alliqua Assets and, at the request of AquaMed, to execute and deliver further instruments of transfer and assignment and take such other action as AquaMed may reasonably request more effectively to transfer and assign to and vest in AquaMed good and marketable title in and to each of the Contributed Alliqua Assets.

3.          Assumption of Assumed Liabilities. Alliqua hereby assigns to AquaMed and AquaMed hereby agrees to assume, pay, perform or otherwise discharge the Assumed Alliqua Liabilities.

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Final Form

4.          Good Faith Efforts; Further Assurances; Cooperation. The Parties shall in good faith undertake to perform their obligations in this Agreement and cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement and the Contribution Agreement. Upon the execution of this Agreement and thereafter, each Party shall do such things as may be reasonably requested by the other parties hereto in order to more effectively consummate or document the transactions contemplated by this Agreement. The Parties shall cooperate with each other and their respective counsel or other designees in connection with any steps required to be taken as part of their respective rights and obligations under this Agreement.

5.          Notices. All notices or other communications or deliveries provided for under this Agreement shall be given as provided in the Contribution Agreement.

6.           Third-Parties. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, on any Persons other than the Parties and their successors and permitted assigns.

7.          The Contribution Agreement. This Agreement is subject in all respects to the terms of the Contribution Agreement, and all of the representations, warranties, covenants and agreements contained in the Contribution Agreement, all of which shall survive the execution and delivery of this Agreement in accordance with the terms of the Contribution Agreement. Nothing contained in this Agreement shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants, or warranties of the Parties contained in the Contribution Agreement.

8.           Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.           Modification. This Agreement may not be amended except by a written agreement executed by each of the Parties.

10.         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of Delaware.

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Final Form

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale and Assignment and Assumption Agreement to be executed and delivered as of the date first above written.

AQUAMED TECHNOLOGIES, INC.

By:
Name:
Title:

ALLIQUA BIOMEDICAL, INC.

By:
Name:
Title:

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